Exhibit 99.1

KINDER MORGAN ANNOUNCES TERM LOAN AND REVOLVER EXPANSION; EXPECTS NO NEED TO ACCESS CAPITAL MARKETS IN 2016

HOUSTON, Jan. 26, 2016 —Kinder Morgan, Inc. (NYSE: KMI) today announced that it had closed on a three-year, unsecured $1 billion term loan and a $1 billion expansion of its unsecured revolving credit facility, increasing the capacity of that facility from $4 billion to $5 billion.  Proceeds from the term loan will be used for general corporate purposes, including the repayment of existing borrowings. Pricing for both facilities is consistent with KMI’s existing revolving credit facility and includes a floating interest rate calculated based on KMI’s credit rating that currently equals the London Interbank Offered Rate (LIBOR) plus 150 basis points.  The term loan contains the same covenant package as the existing revolving credit facility.  Barclays is the administrative agent for both facilities.

This action provides incremental liquidity, refinances 2016 long-term debt maturities, and further enhances Kinder Morgan’s flexibility with regard to capital markets needs for the foreseeable future.  “We see no need to access the capital markets in 2016,” said Kim Dang, Kinder Morgan vice president and chief financial officer.  She further noted that “combined with continued high-grading of our backlog of growth projects, this insulates us well in the face of sustained unfavorable financial markets.  In light of robust, positive projected free cash flow in 2016, the company’s financial outlook remains exceptionally strong.”

Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America.  It owns an interest in or operates approximately 84,000 miles of pipelines and approximately 165 terminals.  The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke.  For more information please visit www.kindermorgan.com.

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Kinder Morgan’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended December 31, 2014 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave conover@kindermorgan.com	www.kindermorgan.com

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